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                                                                      EXHIBIT 99

                 For Release at 6:00 a.m. EDT on April 16, 1998

CONTACT:

Beverly A. Holley
Director, Corporate Communications

(617) 349-0271

                TKT AND HOECHST MARION ROUSSEL MOTION FOR SUMMARY
                       JUDGMENT GRANTED BY DISTRICT COURT

                GA-EPO(TM) Clinical Development Program Proceeds

CAMBRIDGE, MA, April 16, 1998 -- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) and Hoechst Marion Roussel, Inc. announced today that the United States District Court in Boston has granted TKT and Hoechst Marion Roussel's Motion for Summary Judgment of Non-infringement in Amgen Inc.'s patent infringement action. The Court held that Amgen's patent infringement action was inconsistent with the Waxman-Hatch Act, which precludes patent infringement litigation while drug products are being developed for FDA approval. The Court stated that "(a)ll of the activities Amgen has identified in the papers before the Court fall within the protection afforded by section 271 (e) (1) [the Waxman-Hatch Act] because they are solely for uses reasonably related to the production of information for submission to the FDA for regulatory approval. As such, they are not infringing activities, and the Defendants are entitled to judgment."

In tandem with this decision, the Court has denied Amgen's pending Motion for Summary Judgment of Infringement with respect to each of the patents involved in the lawsuit brought by Amgen against TKT and Hoechst Marion Roussel in April 1997. Furthermore, TKT and Hoechst Marion Roussel's clinical development program for Gene Activated(TM) erythropoietin (GA-EPO), which is scheduled to enter a Phase III clinical trial later this year, will continue to proceed as planned.

Commenting on these rulings, Richard F Selden, President and Chief Executive Officer of TKT, stated, "We are immensely gratified. The Court's rulings give TKT and Hoechst Marion Roussel everything we requested. From the beginning of this case, we believed that Amgen's goal in filing an early suit was to disrupt the GA-EPO development program. That effort has now been defeated. This is most


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likely not the end of litigation between Amgen and TKT/Hoechst Marion Roussel.
However, we believe that GA-EPO and the process used to manufacture it represent important technological advances, and that we can meet successfully any legal challenge brought by Amgen."

Founded in 1988, Transkaryotic Therapies, Inc. (TKT) has three proprietary product development platforms, Gene Activation, gene therapy and Niche Proteins(TM). The Company's Gene Activation technology is a proprietary approach to the large scale production of therapeutic proteins which does not require the cloning of genes and their subsequent insertion into non-human cell lines. The Company's gene therapy technology is focused on the commercialization of non-viral, ex vivo gene therapy products for the long-term treatment of a broad range of human diseases. TKT believes that its gene therapy system is well-suited to the treatment of chronic protein deficiency states such as hemophilia, diabetes and hypercholesterolemia. TKT's Niche Protein platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes.

This press release contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects", "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements, including whether any of the Company's product candidates will advance in the clinical trial process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, the timing of making required regulatory filings such as Investigational New Drug applications, and additional risks set forth in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission (the "SEC"), including those factors set forth under the caption "Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K, filed with the SEC on March 30, 1998.

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